File No. 70-9713
                    (Withdrawal of Application)

                SECURITIES AND EXCHANGE COMMISSION
                       Washington, DC  20549

                             FORM U-1

                     APPLICATION / DECLARATION
                               UNDER

          THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                ___________________________________

                     Allegheny Energy, Inc.
                     10435 Downsville Pike
                     Hagerstown, MD  21740

               Allegheny Energy Supply Company, LLC
               R.R. 12, P.O. Box 1000 Roseytown Road
                       Greensburg, PA 15601

               Allegheny Energy Service Corporation
                     10435 Downsville Pike
                     Hagerstown, MD  21740
                   _____________________________

                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD  21740

 The Commission is requested to send copies of all notices, orders and communications in connection with this Application /
                          Declaration to:

                     Thomas K. Henderson, Esq.
                Vice President and General Counsel
                      Allegheny Energy, Inc.
                       10435 Downsville Pike
                       Hagerstown, MD 21740

                       Anthony Wilson, Esq.
                          Senior Attorney
               Allegheny Energy Service Corporation
                       10435 Downsville Pike
                       Hagerstown, MD  21740

                   WITHDRAWAL OF U-1 APPLICATION


     On July 6, 2000, in File No. 70-9713, Applicants filed an application with this Commission to acquire 50% of certain interests in Conemaugh. The transaction was subsequently closed as under Rule 58. By this amendment, pursuant to the recommendation of Commission Staff, Applicants respectfully withdraw the application.

                             SIGNATURE

     Pursuant to the requirements of the Public Utility Holding Company Act of 1935, as amended, the undersigned Applicants have duly caused this statement to be signed on their behalf by the undersigned thereunto duly authorized.


                          ALLEGHENY ENERGY, INC.
                          ALLEGHENY ENERGY SUPPLY COMPANY, L.L.C.

                          /s/ THOMAS K. HENDERSON

                          ________________________________________
                          By: Thomas K. Henderson



Dated:  January 17, 2001